CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.

                                                                   Exhibit 10.19

                A COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
                                    Between
                               PLUG POWER, L.L.C.
                                      and
                         U. S. ARMY BENET LABORATORIES


     A. Whereas, the Federal Technology Transfer Act of 1986, 15 USC3710a, provides each Federal agency with the authority to permit the Directors of Government-operated Federal Laboratories to enter into Cooperative Research and Development Agreements (CRADA's) with Federal and non-Federal entities, including private firms and organizations. This authority allows Federal laboratories to accept, retain, and use funds, personnel, services, and property from collaborating parties and to provided personnel services, and property to collaborating parties. This authority also includes the disposition of patent rights in any inventions, which may result from such collaboration, or by delegation of the Assistant Secretary of the Army for Research, Development and Acquisition, other patent rights which are owned by the Government.

     B. Whereas, the U.S. Army BENET Laboratories (BENET) has an installation and extensive state-of-the art infrastructure required to support an array of unique technologies, in Armaments, Munitions and in enabling technologies. BENET has the responsibility to make its procedures, processes and technologies available for use and transfer to the private sector. BENET has unique technologies and facilities in specialized materials, simulation and analysis for prototype fabrication, which PLUG POWER desires to adapt for commercial application.

     C. Whereas, PLUG POWER, L.L.C. (PLUG POWER) desires to collaborate with BENET in the business of research, development, and engineering for the purpose of transferring unique process technologies from the United States Army for use and application by PLUG POWER for a commercial application.

NOW, THEREFORE, the parties agree as follows:

Article 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings, and such meanings should be equally applicable to both the singular and plural forms of the terms defined:

     1.1   "Agreement" means this Cooperative Research and Development
Agreement.

     1.2 "Invention" means any invention or discovery, which is or may be patentable or otherwise protected, under Title 35 of the United States Code.

     1.3 "Made" in relation to any Invention means the conception or first actual reduction to practice of such Invention.

     1.4 "Proprietary Information" means any patent rights, copyrights, trademark rights, trade secrets, mask works, proprietary information or data, moral rights, and know-how developed by PLUG POWER prior to, in the course of or subsequent to, this Agreement that: (i) is not generally known or available from other sources without obligation concerning its confidentiality; (ii) has not been made available by the owners to others without obligation concerning its confidentiality; and (iii) is not already available to the Government without obligation concerning its confidentiality, and does not constitute a Subject Invention, Subject Data or Protected CRADA Information.

     1.5 "Subject Data" means all recorded information first produced in the performance of this Agreement.

     1.6 "Subject Invention" means any invention made in the performance of work under this Agreement.

     1.7 "Protected CRADA Information" means any patent rights, copyrights, trademark rights, trade secrets, mask works, proprietary information or data, moral rights, and know-how, developed in the course of this Agreement and directly related to the Statement of Work, by a BENET or PLUG POWER employee assigned to this project by his or her employer.

Article 2.  Cooperate Research.

     2.1 Statement of Work. Cooperative research performed under this Agreement shall be performed in accordance with the Statement of Work (SOW), incorporated as a part of this Agreement as Appendix A. Each party agrees to participate in the cooperative research and to utilize such personnel, resources, facilities, equipment, skills, know-how and information, as it considers necessary, consistent with its own policies, missions, and requirements. Work tasks will be added to Statement of Work and will become part of this Agreement and recorded as part of Appendix A. The work will be task-or-performance oriented.

     2.2 Multiple Parties and Separate Technologies: BENET has unique technologies in several related but distinct areas to include, but not limited to: Mounts, Fire Control, and the enabling sciences and discipline. In addition, BENET has expertise located within Watervliet Arsenal.

     2.3 Review of Work. Periodic conferences shall be held between BENET personnel and PLUG POWER personnel for the purpose of reviewing the progress of the work. It is understood that the nature of this cooperative research is such that completion within the limit of financial support allocated, cannot be guaranteed. Accordingly, it is agreed that all sponsored research is to be performed on a best efforts basis. It is agreed that individual work tasks incorporated into the Statement of Work will make use of project management techniques detailing where appropriate, cost, schedule and technical milestone considerations to mitigate and control risk.

     2.4 Change in Scope. The parties shall make a good faith effort to agree on any necessary changes to the SOW and make the changes by written notice. The parties agree that increases and decreases in effort may by mutual agreement not be considered a change in scope, minimizing administrative delays in the execution of effort.

     2.5 Research and Development (R&D) Team. To the extent that the conduct of sponsored research requires a joint technical effort, PLUG POWER and BENET agree to establish a joint research and development team (the "TEAM"). The Team shall conduct cooperative research in accordance with the SOW. Each party shall pledge to make available to the Team such resources, facilities, equipment, skills, know-how, and information, as it considers necessary and appropriate. Both parties pledge to support the Team in a mutually cooperative manner, on a best effort basis, consistent with their respective policies, missions, and requirements. Each party may support changes to the SOW or to the scope and direction of the effort which, if agreed to by the other party, shall first be made to the SOW, and then implemented by the Team. While assigned to the Team, members shall continue to remain employed by their respective employers with full benefits and salary, and will not be considered to be employees of the other party for any reason. Each parties shall be solely responsible for the composition their of Team members.

Article 3. Reports.

     3.1 Progress Reports. After this Agreement enters into force, BENET and PLUG POWER shall exchange periodic written reports during the term of this Agreement on the progress of their work, and the results being obtained, and shall make available to the extent reasonably requested, other project information in sufficient detail to explain the progress of the work. Specific report content and timing will be defined in the Statement of Work.

     3.2 Final Report. BENET and PLUG POWER shall prepare a written report within three (3) months after expiration of this Agreement. This report shall set forth the technical progress made, identifying such problems as may have been encountered, and establishing goals and objectives requiring further effort. Inclusion of Proprietary Information or Subject Information in deliverable reports shall be subject to the provisions of Article 7.2. In addition, a portion of the results not including Proprietary Information, may be prepared for publication in a journal or conference, as appropriate, by BENET or PLUG POWER, with co-authorship, as appropriate, subject to the provisions of 7.4.

Article 4.     Financial Obligation

     Salary and Travel. BENET and PLUG POWER shall provide support to their respective personnel in performance of this Agreement. Attached Statements of Work set forth in Appendix A will detail financial terms and conditions. If or when appropriate and required by a scope of work, reimbursement required by BENET will be provided by PLUG POWER. It is noted that reimbursement does not constitute a sale or transfer of ownership of property.

Article 5.  Title to Property.

      5.1 Equipment. All equipment first acquired under this Agreement, and all Government Furnished Equipment (GFE), if any, shall be the property of BENET except that title to items of equipment developed or purchased by PLUG POWER, or provided to BENET by PLUG POWER or acquired by BENET with funds supplied by PLUG POWER, shall remain or vest in PLUG POWER. ANY GFE shall be used solely for the performance of the effort contemplated by this Agreement. Upon completion of research under this Agreement, PLUG POWER shall be responsible for all costs attendant to the maintenance, removal, storage, and shipping of their equipment to their own facility. Prototype hardware, designed, produced and transferred by the Government to PLUG POWER will be considered GFE, with the Government retaining title. The applicable sections of Part 45 of the Federal Acquisition Regulations shall apply to PLUG POWER's management and disposition of GFE furnished under this Agreement.

     5.2.   Software

            5.2.1. PLUG POWER Employee Software. Title to any copyright in software written by PLUG POWER employees necessary to perform this Agreement shall be held by PLUG POWER. PLUG POWER agrees to grant to the U.S. Government a non-exclusive, irrevocable, paid-up license for military applications only, to use or have used, throughout the world by, or on behalf of the U.S. Government, the copyright covering said software.

            5.2.2. Joint Employee Software. Title to any copyright in software written jointly by BENET and PLUG POWER employees in the course of performance of this Agreement, shall be held by PLUG POWER. PLUG POWER agrees to grant to the U.S. Government a nonexclusive, irrevocable, paid-up license for military applications only, to use or have used, throughout the world by, or on behalf of the U.S. Government, the copyright covering said software.

            5.2.3 Limited Scope. PLUG POWER shall retain ownership in any software or algorithms to which PLUG POWER has title prior to this Agreement, or written for its own requirements during the course of this Agreement which are not necessary for the performance of work under this Agreement.

            5.2.4. BENET Employee Software. The U.S. Government hereby grants to PLUG POWER an exclusive, irrevocable, transferable, worldwide, paid-up license to make, use or sell any software written by BENET employees in the performance of this Agreement.

            5.2.5 BENET Laboratories may provide interface drawings and other technical data to collaborators as required or negotiated for purposes other than for production of Large Caliber Cannon. In this instance Cannon is defined as consisting of the Cannon Tube, to include thermal management assembles, the Breech, Mechanism, to include breech actuation assemblies, the Bore evacuator and the Muzzle Break.

Article 6.     Inventions and Patents.

     6.1 Reporting. The parties shall promptly report to each other all Subject Inventions made in the performance of work under this Agreement. All Subject Inventions made in the performance of work under this Agreement shall be listed in the Final Report required by this Agreement.

     6.2 Employee Inventions. BENET, on behalf of the U.S. Government, agrees that PLUG POWER shall retain title to any PLUG POWER employee Subject Invention. PLUG POWER may file patent applications on such Subject Inventions at its own expense. PLUG POWER further agrees to grant to the U.S. Government on PLUG POWER Subject inventions a nonexclusive, irrevocable, paid-up license in the patents covering a Subject Invention, to practice or have practiced, throughout the world by, or on behalf of the U.S. Government, the Subject Inventions which are covered by a resulting patent except for any application related to fuel cells. Such non-exclusive license shall be evidenced by a confirmatory license agreement prepared by PLUG POWER in a form satisfactory to BENET.

     6.3. BENET Employee Inventions. BENET, on behalf of the U.S. Government, shall have the initial option to retain title to, and file patents on, each Subject Invention made by its employees. BENET may file patent applications thereon at its own expense. BENET, on behalf of the U.S. Government, agrees to grant to PLUG POWER on those BENET employee Subject Inventions upon which the U.S. Government has exercised the option to retain title to, a nonexclusive, irrevocable, transferable, paid-up license in the patents covering a Subject Invention, to practice or have practiced, throughout the world by, or on behalf of PLUG POWER, the Subject Inventions, which are covered by a resulting patent. The license on Subject Inventions excludes the right to produce or have produced Large Caliber Cannon at any facility other than Watervliet Arsenal.

     6.4 Joint Employee Inventions. PLUG POWER have the initial option to file patent applications at its own expense on joint inventions, subject to the conditions specified in Paragraph 6.5. PLUG POWER is hereby granted all rights to patents filed in its name for joint inventions for all applications related to fuel cells, and the U.S. Government is hereby granted an exclusive, irrevocable, paid-up U.S. Government license to practice or have practiced, throughout the world by, or on behalf of the U.S. Government, the invention which is covered by a resulting patent for all applications except those related to fuel cell applications.

     6.5 Filing of Patent Applications. The party having the right to retain title and file patent applications on a specific Subject Invention may elect not to file patent applications, provided it so advises the other party within 300 days from the date it reports the Subject Inventions to the other party. Thereafter, the other party may elect to file patent applications on the Subject Invention and the party initially reporting the Subject Invention agrees to assign its right, title, and interest in the Subject Invention to the other party. The assignment of the entire right, title, and interest to the other party, pursuant to this paragraph, shall be subject to the retention by the party assigning title of a nonexclusive, irrevocable, transferable, paid-up license to practice, or have practiced, the Subject Invention the world.

     6.6 Patent Expenses. The expenses attendant to the filing of patent applications shall be borne by the party filing the patent applications. Each party shall provide the other party with copies of the patent applications it files on any Subject Invention along with the power to inspect and make copies of all documents retained in the official patent application files by the applicable patent office. The parties agree to reasonably cooperate with each other in the preparation and filing of patent applications resulting from this Agreement.

     6.7 Maintenance Fees. The fees payable to the U.S. Patent and Trademark Office, in order to maintain the patent's enforcement, will be payable by the owner of the patent, at that party's option. In the event that BENET is the owner of the patent and PLUG POWER holds an exclusive license in said patent, PLUG POWER shall pay all maintenance fees for said patent, but shall not be required to pay any litigation fees for said patent. If deciding not to pay the maintenance fee, PLUG POWER must relinquish their exclusive license rights in said patent and must give BENET reasonable notification so as to permit BENET the option of paying said fee. In the event that PLUG POWER elects not to pay the maintenance fees and BENET elects to exercise it's option to pay said fee, PLUG POWER will retain a non-exclusive, irrevocable, transferable, paid-up license in said patent

     6.8  Exclusive License

          6.8.1 BENET, on behalf of the U.S. Government, agrees to grant to PLUG POWER a limited term exclusive, transferable, worldwide license in each U.S. patent application, and patents issued thereon, covering a BENET employee Subject Invention, which is filed by BENET on behalf of the U.S. Government subject to the reservation of a non-exclusive, irrevocable, paid-up license to practice and have practiced the Subject Invention on behalf of the U.S. Government.

          6.8.2 Exclusive License Terms. PLUG POWER shall elect or decline to exercise its rights to acquire a limited term exclusive license to any Subject Invention(s) within six (6) months of being informed by BENET of the Subject Invention(s). A reasonable royalty rate and other terms of license shall be negotiated promptly in good faith and in conformance with the laws of the United States. Such exclusive license shall be for an initial term ending seven (7) years from the date of each patent and with respect to each such patent shall be automatically renewable for successive seven (7) year periods provided PLUG POWER or any PLUG POWER sublicensee:

               (i)  is then conducting related research, or

               (ii) continues to commercialize the subject matter covered by such patent(s).

          6.8.3 Other BENET Inventions. This Agreement does not grant an implied license to PLUG POWER with respect to any other government inventions, including any BENET inventions not covered by Article 6.8.2. BENET agrees to grant an exclusive, transferable, worldwide license to PLUG POWER to such other BENET Inventions if requested by PLUG POWER at fair and reasonable terms, if such an exclusive license is necessary for PLUG POWER to practice, or have practice, any BENET Subject Invention under this Agreement, but only to the extent that BENET has an unencumbered right and/or authority to do so. Nothing in this Agreement shall be construed as a grant or an agreement to grant any license with respect to any invention made by any other U.S. Army laboratory or any other Government agency or laboratory.

          6.8.4 Subsidiaries and Affiliates. The license to PLUG POWER under this Agreement also extend to PLUG POWER's United States subsidiaries.

          6.8.5 Other PLUG POWER Inventions. This Agreement does not grant an implied license to BENET with respect to any other PLUG POWER inventions, including any PLUG POWER inventions not covered by Section 6 of this Agreement. PLUG POWER agrees to grant a nonexclusive, transferable, worldwide license to BENET to such other PLUG POWER inventions if requested by BENET at fair and reasonable terms, if such an nonexclusive license is necessary for BENET to practice, or have practiced, any PLUG POWER Subject Invention under this Agreement, but only to the extent that PLUG POWER has an unencumbered right and/or authority to do so. Nothing in this Agreement shall be construed as a grant or an agreement to grant any license with respect to any invention made by PLUG POWER.

Article 7.     Data and Publication

     7.1 Rights. Subject Data shall be individually owned by the parties hereto. Either party shall, upon request, have the right to review all Subject Data first produced under this Agreement which has not been delivered to the other party, except to the extent that such Subject Data is subject to a claim of confidence or privilege by a third party.

     7.2 Proprietary Information. BENET agrees that any Proprietary Information furnished by PLUG POWER to BENET under this Agreement, or in contemplation of this Agreement, shall be used, reproduced and disclosed by BENET only for the purpose of carrying out this Agreement, and shall not be released by BENET to third parties unless consent to the release is obtained from PLUG POWER. Proprietary Information which is disclosed verbally by PLUG POWER shall be identified as proprietary at the time of disclosure and then summarized in writing. Such summary shall be marked as Proprietary information and provided to BENET within ten (10) days after the verbal disclosure. PLUG POWER shall place a proprietary notice on all information it delivers to BENET under this Agreement which it asserts is proprietary. All Proprietary Information shall be protected for a period of five
(5) years from disclosure to BENET.

     7.3 Release Restrictions. BENET shall have the right to use all Subject Data for military purposes only, and shall not release such Subject Data publicly except when: (i) BENET in reporting results of sponsored research, may publish Subject Data in technical articles and other documents to the extent it determines to be appropriate unless such disclosure will adversely affect PLUG POWER's rights; and (ii) BENET may release such Subject Data where such release is required by law or court order provided that prior notice is provided to PLUG POWER to allow Plug POWER to obtain a Protective Order.

     7.4 Publication. BENET and PLUG POWER agree to confer prior to the publication of Subject Data to assure that no Proprietary Information or protected CRADA information are released and that patent rights are not jeopardized. Prior written approval is required from the other party before a party hereto can submit a manuscript for review, which contains the results of the research under this Agreement, or prior to publication if no such review is made. Each party shall be offered an ample opportunity to review such proposed manuscript and to file patent applications in a timely manner.

     7.5 Obligations as to Protected CRADA Information. Each party hereto may designate as Protected CRADA Information, as defined in Article 1, any Subject Data produced by its employees, and with the agreement of the other party, mark any Subject Data produced by the other party's employees. All such designated Protected CRADA Information shall be appropriately marked.

For a period of five (5) years from the date Protected CRADA Information is produced, the parties hereto agree not to further disclose such Protected CRADA Information except:

     (1) as necessary to perform this CRADA;

     (2) as necessary for PLUG POWER to conduct its business;

     (3) as necessary for BENET to provide to other Government facilities, and only at those Government facilities with the same protection in place, or

     (4) as mutually agreed by the parties hereto in advance in writing.

The obligations of the parties with respect to Protected CRADA Information, shall end sooner for any Protected CRADA Information which shall: (1) become publicly known without fault of either party; (2) come into a party's possession without breach by that party of the obligations set forth in this Article; or (3) be independently developed by a party's employees who did not have access to the Protected CRADA Information.

Article 8.     Representations and Warranties.

     8.1 Representations and Warranties of BENET. BENET hereby represents and warrants as follows:

          8.1.1 Organization. BENET is a federal laboratory and is wholly owned by the Government of the United States and whose substantial purpose is the performance of research, development, and engineering.

          8.1.2 Mission. The performance of the activities specified by this Agreement are consistent with the mission of BENET.

          8.1.3 Authority. All prior reviews and approvals required by regulations or law have been obtained by BENET prior to the execution of this Agreement. The BENET official executing this Agreement has the requisite authority to do so. Notwithstanding the delegation of authority to execute this Agreement to the individual designated, that is the Director of BENET, the Secretary of the Army has reserved to the Assistant Secretary of the Army (Research, Development and Acquisition) the opportunity provided by 15 USC Sect. 3710a(c)(5)(A), to disapprove or require the modification of this Agreement within 30 days of the date it is presented to him or her by BENET.

     8.2. Statutory Compliance. The BENET Director, prior to entering into this Agreement, has given special consideration to entering into CRADA's with small business firms and consortia involving small business firms.

     8.3 Representations and Warranties. PLUG POWER hereby represents and warrants to BENET as follows:

          8.3.1 POWER of Authority. PLUG POWER has the requisite power and authority to enter into this Agreement- and to perform according to terms thereof;

          8.3.3 Due Authorization. PLUG POWER has taken all actions required to be taken by law, to authorize the execution and delivery of this Agreement;

          8.3.4 No Violation. The execution and delivery of this Agreement does not contravene any material provision of, or constitute a material default under any material agreement binding on PLUG POWER or any valid order of any court, or any regulatory agency or other body having authority to which PLUG POWER is subject.

Article 9.     Termination.

     9.1 Termination by Mutual Consent. PLUG POWER and BENET may elect to terminate this Agreement, or portions thereof, at any time by mutual consent.

     9.2 Termination by Unilateral Action. Either party may unilaterally terminate this entire Agreement at any time by giving the other party written notice, no less than 30 days prior to the desired termination date. Termination will consider any work in process and the financial effects on the parties.

     9.3 Termination Procedures. In the event of termination, the parties shall specify by written notice the disposition of all property, patents, and other results of work accomplished or in progress, arising from or performed under this Agreement. Upon the receipt of written termination notice, the parties shall not take any new commitments that relate to this Agreement.

Article 10.    Disputes.

     10.1 Settlement. Any dispute arising under this Agreement which is not disposed of by agreement of the co-principal investigators, shall be submitted jointly to the signatories of this Agreement. A joint decision of the signatories or their designees shall be the disposition of such dispute. However, nothing in this section shall prevent any party from pursuing any and all administrative and/or judicial remedies, which may be allowable.

Article 11.    Liability.

     11.1 Property. Neither party shall be responsible for damages to any property provided to, or acquired by, the other party pursuant to this Agreement.

     11.2 PLUG POWER Employees. PLUG POWER agrees to indemnify and hold harmless the U.S. Government for any loss, claim, damage, or liability of any kind involving any employee of PLUG POWER arising in connection with this Agreement, except to the extent that such loss, claim, damage, or liability is due to the negligence of BENET under the provision of the Federal Torts Claims Act.

     11.3 No Warranty. Except as specifically stated elsewhere in this Agreement, BENET makes no express or implied warranty as to any matter whatsoever, including the conditions of the research or any invention or product, whether tangible or intangible; made, or developed under this Agreement, or the ownership, merchantability, or fitness for a particular purpose of the research or any invention or product.

     11.4 Product and Other Liability as to the U.S. Government. PLUG POWER holds the U.S. Government harmless and indemnifies the U.S. government for all liabilities, demands, damages, expenses, and losses arising out of use by PLUG POWER of BENET's research and technical developments or out of any use, sale, or other disposition by PLUG POWER of products made by the use of BENET's technical developments.

     11.5 Indemnification. The U.S. government and PLUG POWER makes no express or implied warranty as to the conditions of the research or any intellectual property or product made, or developed under this Agreement, or the ownership, merchantability or fitness for a particular purpose of the research or resulting product. Neither the U.S. Government or PLUG POWER shall be liable for special, consequential, or incidental damages.

Article 12. Miscellaneous

     12.1 No benefits. No member of, or delegate to the United States congress, or resident commissioner, shall be admitted to any share or part of this Agreement, nor to any benefit that may arise therefrom; but this provision shall not be construed to extend to this Agreement, if made with a corporation for its general benefit.

     12.2 Governing Law. This Agreement shall be governed by the laws of the United States Government.

     12.3. Fair Access. This Agreement shall not restrict either party from entering into similar agreements.

     2.4.a Notices. All notices pertaining to or required by this Agreement, shall be in writing and shall be signed by an authorized representative, and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid.

     2.4.b Independent Contractors. The relationship of PLUG POWER to BENET/to this Agreement is-that of independent contractors and not as agents of-each or as joint ventures or partners.

     12.5 Use of Name or Endorsement: (i) PLUG POWER shall not use the name of BENET, BENET Laboratories, Watervliet Arsenal or the Department of the Army, on any product or service which is directly or indirectly related to either this Agreement or any patent license or assignment agreement, which implements this Agreement without the prior approval of BENET; (ii) by entering into this Agreement, BENET does not directly or indirectly endorse any product or service provided, or to be provided, by PLUG POWER, its successors, assignees, or licensees. PLUG POWER shall not in any way imply that this Agreement is any endorsement of such products or service.

     12.6 The rights specified in provision of this Agreement covering Inventions and Patents", "Exclusive License", "Data and Publication", "Product and Other Liability as to the U.S. Government" and "Indemnification" shall survive the termination or expiration of this Agreement.

Article 13.  Duration of Agreement and Effective Date

     13.1 Expiration of Agreement. This Agreement will automatically expire on 1 December 2003, unless it is revised by written notice and mutual consent.

     13.2 Effective Date. This Agreement shall enter into force as of the date it is signed by -the last authorized representative of the parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as follows:


For:  PLUG POWER, L.L.C.


     ___________________________
     Mr. Gary Mittleman
     President and Chief Executive Officer

     Date:_______________________



For: BENET and the U.S. Government


     ___________________________
     Mr. Russell Fiscella
     Acting Director
     US Army BENET Laboratories

     Date:_______________________

                                   APPENDIX A

                            STATEMENT OF WORK (SOW)


The overall purpose of this CRADA is for PLUG POWER, L.L.C. to acquire from the US Army BENET Laboratories unique technology and services which will be applied by PLUG POWER for commercial applications.

PLUG POWER desires to work with scientists and engineers of BENET to develop and commercialize new and innovative energy products. BENET scientists have unique knowledge in simulation and analysis, design and the application of- advanced materials. PLUG POWER is engaged in a commercial enterprise, which can apply BENET's technology to enhance product functionality, reliability and durability.

This Agreement does not commit PLUG POWER to any expenditure of funds. Detailed work tasks and associated costs will be agreed to by the parties in advance of commencing work. Increases or decreases to this Agreement will be accomplished by a written amendment to this statement of Work, authorized by representatives of both PLUG POWER and BENET.

                               [***] (19 Pages)